Exhibit 99.(1)(c)

Form of Schedule A

LAZARD ACTIVE ETF TRUST

June 30, 2026

Series of Shares

Lazard Emerging Markets Opportunities ETF
Lazard Equity Megatrends ETF
Lazard Hybrid Financial Income ETF
Lazard India Equity Opportunities ETF
Lazard International Dynamic Equity ETF
Lazard Japanese Equity ETF
Lazard Listed Infrastructure ETF
Lazard Next Gen Technologies ETF
Lazard Non-Dollar Active Income ETF
Lazard US High Yield ETF
Lazard US Systematic Small Cap Equity ETF